Exhibit 10.21
GROUP SEPARATION AGREEMENT AND RELEASE
SEPTEMBER 2017 SEVERANCE PROGRAM
THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is entered into this 1st day of September, 2017 by and between Actuant Corporation (the “Corporation”), and Eugene Skogg, an individual (“Employee”) (collectively, the “Parties”) and in connection with the September 2017 Severance Program (“Program”).
RECITALS
WHEREAS, Employee is the Executive Vice President Human Resources of the Corporation; and
WHEREAS, Corporation and Employee desire to enter into this Agreement in connection with Employee’s termination of employment.
NOW, THEREFORE, in consideration of the promises contained herein and for good and valuable consideration, the sufficiency of which is acknowledged, the Parties agree as follows:
AGREEMENT
1.Recitals. The foregoing recitations are true, correct, and incorporated herein.

2.Separation of Employment. Employee’s employment with the Corporation is terminated effective September 6, 2017 (the “Separation Date”). Employee will receive the final paycheck for wages earned by Employee through the Separation Date on the September 6, 2017 payroll. This final paycheck will include payment for any accrued but unused vacation.

3.Resignation of all Officer and Director Positions. Employee resigns any and all officer and/or director positions Employee holds for the Corporation and its subsidiaries effective on September 6, 2017, unless the Corporation determines otherwise. Employee shall willingly cooperate with the Corporation’s reasonable requests to effectuate Employee’s resignation including executing resignation letters, should additional information and/or execution of documents be necessary or desirable.

4.Severance Payments. The Corporation will pay Employee severance equal to fifty-two (52) weeks of pay, totaling Three Hundred Sixty-One Thousand and 00/100 Dollars in a lump sum subject to all applicable payroll taxes and withholdings, on the first payroll date in January, 2018 and Employee not having revoked Employee’s acceptance of this Agreement. This Severance Payment is made in lieu of any other agreement or policy which may convey any right to Employee to severance pay, including any Corporation severance policy. Employee shall have no right to any severance other than outlined in this Agreement. The “Severance Period” is the twelve (12) month period following the Separation Date.

5.Bonus Pay. The Corporation will pay Employee a 2017 bonus (if any) based on what Employee would have earned on a full fiscal 2017 basis based on Consolidated Actuant results (“Bonus Payment”) and no adjustments will be made to the 2017 earned bonus. Bonus Payment, subject to all applicable payroll taxes and withholdings, shall be payable at the same time that all fiscal 2017 bonuses are paid out. Employee will not be eligible for any Bonus Pay in fiscal year 2018 and beyond.

6.Equity Awards. The treatment of the Employee’s outstanding equity awards shall be as follows:

(a)Stock Options. All outstanding stock options held by Employee on the Separation Date, shall become fully vested as of the Separation Date and each stock option shall be exercisable until the tenth anniversary of its date of grant.
(i)Restricted Stock and Restricted Stock Units. All outstanding shares of restricted stock and Restricted Stock Units (“RSU’s”) held by Employee on the Separation Date, shall become fully vested as of the Separation Date.
(ii)Performance Stock Units. All Performance Stock Units (“PSU’s”) held by Employee will remain in force. Following completion of the performance period applicable to each performance share award that remains in force, Employee shall be issued the full number of shares of common stock that would otherwise have been payable under such performance share award based on achievement of the performance objectives as if Employee’s employment had not been terminated.

Equity Vehicle	Treatment	# of Shares
Stock Options	All unvested options vest immediately	39,832
RSUs	All unvested RSUs vest immediately	22,586
Matching RSUs	All unvested Matching RSUs vest immediately	26,257
PSUs	All unvested PSU will continue to payout based on achievement of the performance objectives	8,902

7.Supplemental Executive Retirement Plan; Deferred Compensation Plan. Employee’s eligibility to participate in the Supplemental Executive Retirement Plan (“SERP”) will end on the Separation Date and no contributions will be made thereunder with respect to any period after the Separation Date, it being agreed that Employer will make a company contribution on behalf of Employee for the plan year ending August 31, 2017. Employee’s eligibility to participate in the Deferred Compensation Plan (“DCP”) will end on the Separation Date and no contributions will be made thereunder with respect to any period after the Separation Date, it being understood that Employer will make a non-qualified core and restoration contribution for Employee for the plan year ending August 31, 2017. Payments under the SERP will be made in accordance with the terms thereof. Payments under the DCP, including disposition of RSU deferrals, will be made pursuant to the terms of the DCP and the deferral elections thereunder.

8.Transition Bonus. The Corporation will pay Employee a transition bonus of Fifty Five Thousand and 00/100 dollars ($55,000) payable, in a lump sum and subject to all applicable payroll taxes and withholdings, on first payroll date following the Separation Date provided the Employee agrees to provide assistance as mentioned in Section 20.

9.Benefits

(a)Group Health Insurance Benefits and COBRA Allowance. The Corporation will continue to provide medical, dental, and vision coverage through the end of the month of Separation Date. COBRA continuation for coverage under the Corporation’s Medical/Dental/Vision Plans will become available for election by Employee on the first day of the calendar month next following the Separation Date. Employee will be offered COBRA continuation for the medical, dental and vision coverage.

(b)Should Employee elect COBRA coverage, Employee will continue to be eligible for coverage under the group medical plans of Employer at active employee rates (which coverage, for avoidance of doubt, shall run concurrent with required COBRA coverage) during the Severance Period.

10.Employee understands that the special benefits that Employee will receive by the timely signing and not revoking this release, the Corporation will pay the cost of COBRA coverage, in excess of Employee’s current monthly contribution, for the twelve (12) months following the Separation Date, provided Employee continues to make timely payments in the amount of Employee’s current contribution during the foregoing period. Thereafter, starting September 6, 2018, Employee shall be responsible for paying the full cost of any continued

coverage under COBRA. Employee understands that the coverage contributions must be paid directly to the COBRA Administrator and that contributions are not deducted from Severance Payments. Employee understands that in October or November 2017, Employee will elect benefits during the 2018 Benefits Open Enrollment and that benefit rates may change starting January 1, 2018 based on new calendar year Corporation rates. The Corporation makes no representations as to employment and income tax consequences (including related penalties and interest) of any payments to Employee. Employee acknowledges that any future employment or income tax consequences (including related penalties and interest) that may arise to Employee do not provide a basis to set aside or in any way alter this Agreement.

11.Other Severance Benefits. Except as provided herein, Employee’s eligibility for coverage under the retirement and benefit plans of the Corporation, as may be applicable, will end on the Separation Date. More specifically, Employee is not eligible to participate in any Corporation bonus plan except as otherwise outlined in this Agreement. To the extent provided for under the terms of certain benefit plans, Employee’s benefits may continue until the end of the month during which Employee’s employment terminates, or longer, depending on Employee’s eligibility to continue such benefits at Employee’s own expense pursuant to applicable federal and state law. Notwithstanding the foregoing, Employee will receive Eleven Thousand Seven-Hundred and 00/100 dollars ($11,700) for auto and gas allowance on first payroll date following the Separation Date. As part of relocation benefits, Employee will receive a gross lump sum payment of Two Hundred Five Thousand and 00/100 Dollars ($205,000) payable on the first Corporation payroll date in 2018. Employee will also receive a lump sum payment equal to the unvested balance in Employee’s 401(k) account as of close of market on the day Employee executes this Agreement, payable on the first payroll date following Employee’s execution of this Agreement. Employee will qualify for continued financial planning and executive physicals during the Severance Period. The Corporation will provide outplacement services not to exceed the total amount of Forty Thousand and 00/100 Dollars ($40,000) (“Outplacement Cap”) for a period of up to twelve (12) consecutive months following the Separation Date provided Employee begins participation within fourteen (14) days of the Effective Date. The Corporation’s payment for outplacement shall terminate upon the earliest of the following dates: (a) September 6, 2018; (b) Employee accepts alternative employment; (c) Employee stops using the outplacement services for 30 days; (d) the Outplacement Cap is reached. Notwithstanding the foregoing, nothing in this Agreement shall reduce or eliminate vested rights or benefits under any retirement plan (qualified or nonqualified), medical plan or any other employee welfare benefit plan.

12.Stock Transactions. Employee agrees that as a former executive of the Corporation, he may be subject to insider trading restrictions and guidelines for six (6) months following the Separation Date, including 401(k) transactions, sales of stock, and transactions with regard to stock options. During this period, all stock transactions must be approved by the Executive Vice President and Chief Financial Officer, Rick Dillon.

13.Compliance with Section 409A. The Severance Payment is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation §1.409A-1(b)(4), and for such purposes, each installment of the Severance Payment or any other installment payment to Employee under this Agreement shall be considered a separate payment. The treatment of equity awards under subsections (a) and (b) of Section 6 of this Agreement is intended to be exempt from Section 409A. Notwithstanding any other provisions of this Agreement to the contrary and to the extent applicable, it is intended that this Agreement be exempt from or otherwise comply with the requirements of Section 409A, and this Agreement shall be interpreted, construed and administered in accordance with this intent, so as to avoid the imposition of fines, penalties, taxes or other monetary consequences on Employee pursuant to Section 409A. However, the Corporation shall not have any liability to Employee, Employee’s beneficiaries or otherwise if this Agreement or any amounts paid or payable hereunder are subject to the additional tax and penalties under Section 409A. The parties agree that if any payment, distribution or other benefit under this Agreement fails to satisfy the requirements of Section 409A and an amendment would be effective for purposes of Section 409A in order to avoid any fines, penalties, taxes or other monetary consequences, they will agree to an amendment to comply with Section 409A so long as it does not increase the liability of the Corporation under this Agreement. Such amendment shall be retroactive to the extent permitted by Section 409A. For purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations promulgated under Section 409A. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Employee’s termination during a period in which he is a Specified Employee (as defined below), then the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Employee’s termination of employment will be accumulated and Employee’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Employee’s death or the first day of the seventh month following Employee’s termination of employment, whereupon the accumulated amount will be paid or distributed to Employee and the normal payment or distribution schedule for any remaining payments or distributions will resume. For purposes of this Agreement, the term “Specified Employee” has the meaning of “specified employee,” as such term in Section 409A of the Code and the final regulations thereunder.

14.General Release by Employee. Employee, for himself, his successors, administrators, heirs, and assigns, hereby releases the Corporation, all of its related and affiliated entities, and all of their respective current and former officers, directors, shareholders, managers, employees, attorneys, agents, successors, heirs, assigns, and insurers (“Released Parties”) from any and all claims for sums of money, accounts, claims for attorneys’ fees, costs or expenses, causes of action, demands, damages, obligations, promises, agreements, controversies, suits, rights, losses, debts, or liabilities of any kind or character whatsoever (“Claims”), whether known or unknown, which Employee has, had, or might have been able to assert or make based on any action, omission, or conduct of any kind on the part of the Released Parties from the beginning of time up to Employee’s execution of this Agreement.
Without limiting the generality of the foregoing, this Release specifically applies to:

(a)
Any and all Claims for wrongful discharge, misrepresentation, defamation, fraudulent concealment, negligent supervision, negligent or intentional infliction of emotional distress, tortious interference with contractual relations, restitution, payment of monies such as wages, vacation pay, and other paid time, payment of attorneys’ fees or costs, outrageous behavior, breach of express or implied contract, promissory estoppel, breach of fiduciary duty, violation of corporate bylaws or corporate governance documents, violation of statute, breach of the implied duty of good faith, or under any other theory of recovery; and

(b)
Any and all Claims under or pursuant to the Americans with Disabilities Act, the Age Discrimination in Employment Act (which protects persons 40 and over against age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act, the Equal Pay Act, the Reconstruction Era Civil Rights Acts, United States Executive Orders 11246 and 11375, 42 U.S.C. § 1981, as amended, and § 1985, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, federal, state, or local wage payment laws, federal, state, or local whistleblower laws, federal, state, or local family and/or medical leave laws, or any other federal, state, or local law, statute, ordinance, rule, regulation, or executive order relating to employment and/or discrimination in employment, and/or any Claims to attorneys’ fees or costs thereunder.

Further, Employee confirms that, as of the date of this Agreement, Employee has not suffered any on-the-job or work-related accident, injury, occupational disease, or disability, whether temporary, permanent, partial, or total.
In addition to the above release, Employee promises not to sue any Released Party in court. This is different from the general release above. Besides releasing claims covered by that general release, Employee agrees never to sue Released Parties for any reason covered by that release. Despite this promise not to sue however, Employee may file suit to enforce this Agreement or to challenge its validity under the ADEA or the Older Workers’ Benefit Protection Act (“OWBPA”), which he may do without penalty under this Agreement. If Employee sues any

Released Party in violation of this Agreement, Employee will be required to pay Released Parties’ reasonable attorneys’ fees and other litigation costs incurred in defending such claims.
This Section 14 is essential and material to this Agreement and without such general releases, no agreement would have been reached by the Parties.
Notwithstanding the foregoing or anything else in this Agreement, this Agreement shall not preclude Employee from filing a complaint or charge with any governmental agency, or from participating in an investigation by a governmental agency, or from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, to the extent Employee’s right to do so is not subject to waiver. This Agreement also does not waive or release (i) any claims that Employee might have that arise after Employee’s execution of this Agreement; (ii) Employee’ right to enforce the terms of this Agreement; or (iii) any rights which cannot be waived as a matter of law; (iv) any rights or claims for indemnification or advancement of expenses Employee may have under applicable laws, under the applicable constituent documents (including bylaws and articles of incorporation) of Corporation, under any applicable insurance policy of Corporation may maintain, or any other agreement Employee may have with the Corporation relating to his service as a Director and/or Officer (as such terms are defined in Employee’s bylaws as in effect on the Effective Date).
15.Claims Released Include Age Discrimination Claims. Without limiting the scope of this Release in any way, Employee also certifies that this Release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Employee has or may claim to have under the Federal Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”), which is set forth at 29 U.S.C. §§ 621, et seq. This Release does not govern any rights or claims that may arise under the ADEA after the date this Agreement is signed by Employee.

16.No Pending Claim/Release Condition. As of the date of this Agreement, Employee has no work-related current charge, complaint, grievance or other proceeding pending against the Released Parties before any local, state or federal agency or court.

17.Persons Eligible for Program. Employee understands that he is being terminated as part of the September 2017 Severance Program. The “unit” considered in the Program consisted of certain executive vice presidents. Hereafter, the unit considered will be referred to as the “Considered Group.” The employees eligible for the severance pay under the Program are the employees in the Considered Group.

The employees actually selected for the severance pay under this Program are those employees in the Considered Group whose employment is being terminated. To actually receive the severance pay under the Program, they must timely sign and not revoke this Agreement according to the timely described below.
Employee understands that Sections 18 and 19 below describe the applicable timelines within which Employee must elect to receive the severance payment provided for in this release. Employee also acknowledges that on the Separation Date, he was provided with Appendix A, which is a list, categorized by job title and age, of: (a) employees who were selected for the Program and who have been or will be offered severance benefits in exchange for signing a release; and (b) those employees who were not selected for the Program.
Decisions about who would be retained and who would be separated as part of the Program were made based on the Company’s determination as to need for the individual’s position, future planning needs, and salary grade.
18.Opportunity to Consider this Agreement; Consultation with Attorney. Employee is hereby being offered forty-five (45) calendar days following the date he received this Agreement to consider this Agreement. Employee is hereby advised in writing to consult with an attorney before signing this Agreement and has done so or has had the opportunity to do so.

19.Time to Revoke. After Employee signs this Agreement, Employee has seven (7) days to revoke it by providing written notice to Andre Williams, Executive Vice President Human Resources Actuant Corporation, N86 W12500 Westbrook Crossing, Menomonee Falls, WI 53051. This Agreement, and Employee’s entitlement to the consideration identified in this Agreement, are not effective or enforceable until the revocation period expires. If Employee revokes this Agreement, Employee will not receive the consideration identified herein.

20.Transition Assistance During Severance Period. During the Severance Period, Employee will provide reasonable cooperation and assistance with transitional issues to the Corporation, at reasonable times and places and in reasonable amounts. These transitional assistance services shall be provided without additional payment to Employee beyond the Severance Payment and other benefits outlined in this Agreement, except for reimbursement of pre-approved (in writing) reasonable expenses, if any, in accordance with the Corporation’s expense reimbursement policies and practices.

21.Restrictive Covenants. As a member of the Corporation’s executive leadership, during Employee’s employment with the Corporation, Employee had access to and in-depth knowledge of Confidential Information regarding the Corporation and its affiliates, including about customers, strategy, product development, finances and business plans.

(a)Definitions: For the purposes of this Agreement, the following definitions shall apply:

(i)“Competing Company” means the following companies: GKN Walterscheid GmbH, Comer Industries, Bondioli, SPX FLOW, Inc., Snap-On Incorporated, HyTorc, a division of UNEX Corporation, Weber, Hoerbiger, Team Industries, Intermoor and JDR. Notwithstanding the foregoing, Employee shall not be in default of his obligations under this Section 21 if one of the enumerated companies is acquired by a public company subsequent to the time when Employee commences employment by such public company or serving on the Board of Directors of such public company.

(ii) “Confidential Information” means information (to the extent it is not a Trade Secret), whether oral, written, recorded, magnetically or electronically or otherwise stored, and whether originated by the Employee or otherwise coming into the possession or knowledge of the Employee, which is possessed by or developed for the Corporation which relates to the Corporation’s existing or potential business, which information is not reasonably ascertainable by the Corporation’s competitors or by the general public through lawful means, and which information the Corporation treats as confidential, including information regarding the Corporation’s business affairs, plans, strategies, products, designs, finances, computer programs, research, customers, purchasing, marketing, and other information

(iii)“Key Employee” means any person who at the Separation Date is employed or engaged by Corporation in a Corporate HR, Segment HR, finance, tax, IT or legal function, and with whom Employee has had material contact in the course of employment during the twelve (12) months immediately preceding the Separation Date.

(iv)“Key Services” means services of the type performed by a Management Employee, Key Employee or Supervised Employee for the Corporation during the twelve (12) months preceding the Separation Date, but shall not include clerical, menial, or manual labor.

(v)“Management Employee” means any person who at the Separation Date is employed or engaged by Corporation, and with whom Employee has had material contact in the course of employment during the twelve (12) months immediately preceding the Separation Date, and such person is a manager, officer, director, or executive of Corporation.

(vi)“Supervised Employee” means any person who at the Separation Date is employed or engaged by Corporation, and with whom Employee has had material contact in the course of employment during the twelve (12) months immediately preceding the Separation Date, and such person was directly managed by or reported to Employee during the last 12 months prior to the Separation Date.
(vii)“Third Party Confidential Information” means information received by the Corporation from others that Corporation has an obligation to treat as confidential.

(viii)“Trade Secret” means a Trade Secret as that term is defined under Wisconsin law.

(ix)“Restricted Territory” means states, provinces or territories within the United States or other countries in which the Corporation:

(1)provided products or services; or
(2)sold or solicited the sale of products or services.

Notwithstanding the above, the term “Restricted Territory” is limited to states, provinces or territories within the United States or other countries in which the Corporation sold or provided in excess of $100,000 worth of products or services in the twelve-month period immediately preceding the end of Employee’s employment with Corporation.
(b)Limited Territorial Restriction - Executive and Management Activities. For twelve (12) months following the Separation Date, and within the Restricted Territory, Employee shall not perform services of the type Employee performed for the Corporation during the twelve-month period immediately preceding the end of Employee’s employment with the Corporation for a Competing Company (refer to paragraph 21(a)(i) for the list of competing companies).

(c)Non-solicitation of Employees.

(i)Non-solicitation of Management Employees. For twelve (12) months following the Separation Date, Employee shall not, without the prior written consent of Corporation, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Management Employee to terminate their employment with Corporation to provide Key Services in competition with the Corporation unless such Management Employee has already been terminated by the Corporation.

(ii)Non-solicitation of Key Employees. For twelve (12) months following the Separation Date, Employee shall not, without the prior written consent of Corporation, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Key Employee to terminate their employment with Corporation unless such Key Employee has already been terminated by the Corporation.

(iii)Non-solicitation of Supervised Employees. For twelve (12) months following the Separation Date, Employee shall not, without the prior written consent of Corporation, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Supervised Employee to terminate their employment with Corporation to provide Key Services in competition with Corporation, unless such Supervised Employee has already been terminated by the Corporation.

(d)Obligation Not to Disclose Trade Secrets. Prior to and after the Separation Date, Employee shall not use or disclose the Corporation’s Trade Secrets so long as they remain Trade Secrets. Nothing in this Agreement shall limit Employee’s statutory and other duties not to use or disclose the Corporation’s Trade Secrets, or the Corporation’s remedies in the event Employee uses or discloses the Corporation’s Trade Secrets. Pursuant to 18 U.S.C. § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Any employee, contractor, or consultant who is found to have wrongfully misappropriated trade secrets may be liable for, among other things, exemplary damages and attorneys’ fees.
(e)Obligations Not to Disclose or Use Confidential Information. During the two (2) year period commencing at the Separation Date, Employee will not use or disclose any Confidential Information, whether such Confidential Information is in Employee’s memory or it is set forth electronically, in writing or other form. This prohibition does not prohibit Employee’s disclosure of information after it ceases to meet the definition of “Confidential Information,” or Employee’s use of general skills and know-how acquired during and prior to employment by the Corporation, as long as such use does not involve the use or disclosure of Confidential Information; nor does this prohibition restrict Employee from providing prospective employers with an employment history or description of Employee’s duties with the Corporation, so long as Employee does not use or disclose Confidential Information. Notwithstanding the foregoing, if Employee learns information in the course of employment with the Corporation which is subject to a law governing confidentiality or non-disclosure, Employee shall keep such information confidential at least for so long as required by law. Nothing in this release shall be construed to prevent Employee from communicating with any United States government agency regarding matters within the agency’s jurisdiction.

(f)Employee acknowledges and agrees that the restrictions contained in this Section 21 with respect to time, geographical area, and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Corporation and that Employee has had the opportunity to review the provisions of this Agreement with his legal counsel. In particular, the Employee agrees and acknowledges that the Corporation is currently engaging in business and actively marketing their services and products throughout the Restricted Territory, the Corporation expends significant time and effort developing and protecting the confidentiality of its Confidential Information and trade secrets, which have significant value, and that the Corporation would suffer irreparable harm if Employee breached this Section 21. However, if, at the time of enforcement of this Section 21, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Corporation, the Parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the Parties that the restrictions contained herein be given effect to the broadest extent possible. The existence of any claim or cause of action by Employee against the Corporation, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Corporation of the provisions of this Section 21, which will be enforceable notwithstanding the existence of any breach by the Corporation. Notwithstanding the foregoing, Employee will not be prohibited from pursuing such claims or causes of action against the Corporation. Employee consents to the Corporation notifying any future employer of Employee of Employee’s obligations under this Section 21 of this Agreement.

22.Return of Property. No later than 5:00p.m. on the Separation Date, Employee shall provide to Andre Williams, Executive Vice President Human Resources, any and all originals and copies in Employee’s possession, custody, or control of any and all Corporation property, including but not limited to keys, key cards, files and records, documents, electronically stored information or writings, software, computer hardware, printers, wireless handled devices, phones, identification cards, credit cards, and any material of any kind that contain confidential information of the Corporation or its customers or clients (“Company Property”). Employee shall not make, retain, or transfer to any third party any copies of Company Property. Should Employee inadvertently retain and later realize that Employee has retained any such Corporation Property, Employee shall notify and return such Corporation Property to the Corporation within two (2) calendar days of Employee’s discovery. Notwithstanding the foregoing, Employee may retain his Employer issued company issued computer, ipad, cell phone and cell phone number provided Employee first delivers his cell computer, ipad and phone to the Corporation for the removal of all Corporation data. No later than five (5) business days after the Effective Date, Employee will complete, execute and deliver to the cell phone service provider such documents as may be required to affect the transfer of the cell phone service, cell phone and cell phone number to Employee.

23.No Admission. This Agreement is entered into for the sole purpose of concluding all matters between Employee and the Corporation based upon defined rights and obligations. Neither this Agreement nor its contents is an admission of any liability by the Corporation, or any of the Released Parties. Any such liability is expressly and vigorously denied.

24.No Other Compensation. Employee is not owed nor shall Employee accrue or be entitled to receive any other wages, salary, benefits, bonuses, incentives, fees, stock options. commissions or any other form of benefits, compensation or remuneration of any kind from the Corporation and/or the Released Parties, except as set forth in this Agreement. Employee shall continue to be eligible for the Change in Control benefits under the Change in Control Agreement for Eugene Skogg dated July 31, 2017 (the “CIC Agreement”) should the Corporation experience a Change in Control within six (6) months after the Separation Date, provided any and all requirements under that CIC Agreement are met, except all payments and other benefits paid by the Corporation pursuant to this Agreement shall be offset against any payments and benefits that may become due under the CIC Agreement. Any other change in control agreements to which Employee may be a party with the Corporation are hereby terminated.

25.Confidentiality. Unless required or protected by law, or pursuant to a lawfully issued subpoena, Employee may not and will not disclose to nor discuss with any person other than Employee’s spouse, accountant, or attorney(s), any person any information regarding the negotiation of this Agreement. Employee shall advise Employee’s spouse, accountant, or attorney(s) of Employee’s obligations under this Section at the time any disclosure is made. Disclosure of the negotiation by Employee’s spouse, accountant or attorney(s) shall be deemed to be disclosure by Employee for purposes of this Section.

26.Non-Disparagement. Employee shall not publish or utter, whether in writing or orally, any disparaging statements about the character, competence, integrity, or business practices of the Corporation, its officers, directors, managers, supervisors, employees, or agents. Nothing in this Agreement, however, shall prevent Employee from providing truthful testimony as required by law or from engaging in any activities protected by law. Nothing in this release shall be construed to prevent Employee from communicating with any United States government agency regarding matters that are within the agency’s jurisdiction. Corporation agrees that no officer or director of Corporation will publish or utter, whether in writing or orally, any disparaging statements about the character, competence, integrity or business practices of Employee, unless compelled to do so as part of the judicial process as part of any litigation between the parties related to this Agreement.

27.Litigation Cooperation. Upon reasonable notice by the Corporation and subject to Employee’s reasonable availability, Employee will cooperate fully with Corporation with respect to any litigation or other matter related to Employee’s employment with Corporation and will provide all assistance requested by the Corporation in connection therewith, including but not limited to participation in meetings, depositions, conference calls, trial testimony, and consultation with outside counsel. Employee may not and will not discuss with anyone outside the Corporation any litigation or the subject matter thereof or related thereto without prior consultation with and approval of the Corporation. Nothing in this Agreement, however, shall prevent Employee from providing truthful testimony as required by law or from engaging in any activities protected by law.

28.Post-Employment References. Employee will direct prospective employers seeking information concerning Employee’s employment with the Corporation to send their inquiries, in writing, to the attention of Andre Williams, Executive Vice President Human Resources, N86 WI2500 Westbrook Crossing, Menomonee Falls, WI 53051. The Corporation will respond only to written inquiries and, in accordance with its policy, will limit its response to Employee’s dates of employment and last position held.

29.Forum Selection. Any dispute between the Parties arising out of or related to this Agreement shall be heard only by the Circuit Court of Waukesha County, Wisconsin, or by the United States District Court for the Eastern District of Wisconsin; and the Parties hereby consent to the Circuit Court of Waukesha County, Wisconsin, or the United States District Court for the Eastern District of Wisconsin, as the exclusive venues for resolving any such disputes.

30.Applicable Law. Except to the extent governed by federal law, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without regard to its conflict of laws provisions.

31.Severability. The provisions of this Agreement are severable. If any provision is adjudged void, unenforceable, or contrary to law, it is the intention of the parties that such provision shall not thereby be terminated, but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only in the jurisdiction of the court which has made such adjudication. The balance of the Agreement nonetheless will remain in full force and effect.

32.Complete Agreement. This Agreement and any agreement between the Corporation and Employee restricting Employee’s post-employment activities constitute the entire agreement between the parties. Any and all prior or contemporaneous agreements or understandings that are not embodied in this Agreement or agreement governing post-employment activities are of no force or effect. Moreover, the terms of this Agreement may not be modified, except by written agreement signed by both Parties.

33.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument. The Parties further agree that facsimile or .pdf signatures shall be treated as originals.

34.Acknowledgments. The Parties to this Agreement, and each of them, represent that no promise, inducement, or agreement not herein expressed has been made regarding the Agreement; that in executing this Agreement, they have had the opportunity to consult with receive advice from an attorney; that they have executed this Agreement freely and voluntarily, with full knowledge of all material facts after independent investigation and without fraud, duress, or undue influence of any kind or nature whatsoever, and that they have read the Agreement and fully understand each and every provision contained therein.

35.Binding Agreement. This Agreement and each provision hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, successors, and assigns.

36.Section Headings. The section headings in the Agreement are solely for convenience of reference and shall not in any way affect the interpretation of this Agreement.

37.Medicare Secondary Payer Act. Employee warrants that he is aware of the requirements of the Medicare Secondary Payer Act (“MSP”). Employee understands that Medicare has an interest in recovering any benefits paid when it is used as a source of secondary payment. Employee attests that the claims made and released in this Agreement are not related to any illness or injury for which Employee could apply or receive Medicare benefits. Employee further attests that he has neither sought nor received, nor intends to seek or receive, any medical evaluation or treatment related to his employment at the Corporation, his separation from the Corporation, or any claims he has raised against the Corporation. Employee understands that he is required by law to describe this information to the Corporation and its attorneys in connection with this Agreement, and that failure to do so may result in penalties being assessed against him. In the event that any of the above information provided by him is false or in any way inaccurate, Employee shall be solely liable for any and all penalties, claims, costs, services, compensation, or the like, and Employee further agrees to release, hold harmless, and indemnify the Corporation for any cost (including penalties) resulting from any inaccuracies. Employee waives any claims for damages, including a private cause of action provided under MSP, 42 U.S.C. § 1395y(b)(3)(A), should Medicare deny coverage for any reason, including the failure to establish a set aside allocation to protect Medicare’s interest.

38.Additional Acknowledgements by Employee. Employee further acknowledges that:

(a)Employee is receiving the Severance Payment and other benefits in exchange for Employee’s execution of this Agreement, which Employee would not otherwise be entitled to receive.

(b)Employee is hereby advised to consult with an attorney prior to signing this Agreement.

(c)Employee has forty-five (45) days in which to consider whether to sign this Agreement.

(d)After Employee signs this Agreement, Employee shall have seven (7) days in which to revoke acceptance of this Agreement by delivering written notice to Andre Williams, Executive Vice President Human Resources Actuant Corporation, N86 W12500 Westbrook Crossing, Menomonee Falls, WI 53051.

(e)This Agreement is not enforceable and effective, and no payments will be made hereunder, until the seven (7) day revocation period has expired without revocation by Employee.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as an acceptance of its terms.

/s/ Eugene Skogg		DATE:	October 9, 2017
EUGENE SKOGG

ACTUANT CORPORATION

By:	/s/ Andre Williams	DATE:	October 9, 2017
ANDRE WILLIAMS